UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM 8-K

                               CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): May 11, 2005

                            Denny's Corporation
                            -------------------
            (Exact name of registrant as specified in its charter)

 Delaware                        0-18051                       13-3487402
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(State or other              (Commission File                 (IRS Employer
 jurisdiction of                   Number)                 Identification No.)
 incorporation)


 203 East Main Street, Spartanburg, SC                         29319-0001
 -------------------------------------                         ----------
 (Address of Principal Executive Offices)                      (Zip Code)


      Registrant's telephone number, including area code (864) 597-8000


           ----------------------------------------------------------
          (Former name or former address, if changed since last report)


                              --------------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement

         Effective May 11, 2005 Denny's Corporation (the "Company") and Nelson
J. Marchioli entered into an employment agreement (the "Agreement") whereby Mr. Marchioli will continue to serve the Company and its subsidiary, Denny's, Inc. ("Denny's"), as President and Chief Executive Officer through December 31, 2007, unless earlier terminated pursuant to the Agreement. The material terms and conditions of the Agreement are set forth below.

         Pursuant to the Agreement, Mr. Marchioli's authority and duties as President and Chief Executive Officer shall be those that are customary for the positions and he will report solely to the Board of Directors of Denny's Corporation. All senior officers of the Company and Denny's shall report directly (or indirectly through other senior officers) to Mr. Marchioli and he will be responsible for hiring, terminating, and reviewing the performance of such officers as well as presenting to the Board recommendations for any adjustments to their base salaries and bonus arrangements.

         Under the Agreement, Mr. Marchioli will be paid by the Company an annual base salary in the amount of $700,000 (increasing to $750,000 as of January 1, 2007) and an annual bonus at a rate of 100% of his annual base salary if the Company, Denny's and Mr. Marchioli achieve budgeted financial and other performance targets established by the Compensation and Incentives Committee of the Board. Also, to the extent the Compensation and Incentives Committee provides additional over-performance incentive targets in the Company's annual incentive bonus plan for employees, Mr. Marchioli is entitled to participate fully in and receive the full benefits for achieving such over-performance incentive targets. Additionally, during his employment term, Mr. Marchioli will receive an annual car allowance and will be entitled to participate in all of the Company's benefits plans applicable to senior officers as well as be reimbursed for all normal and reasonable expenses incurred in connection with his employment responsibilities.

         In addition to the compensation described above, in the event of Mr. Marchioli's termination of employment during the term of the Agreement, the Company is required to make payments as follows based upon the cause of such termination: (i) if by reason of death, Mr. Marchioli's surviving spouse is entitled to be paid an amount equal to Mr. Marchioli's base salary and annual bonus, and his eligible family dependents are entitled to receive certain health and welfare benefits for a one-year period after his death; (ii) if by reason of permanent disability, Mr. Marchioli is entitled to be paid one-half of his base salary and annual bonus, and he and his eligible family dependents are entitled to receive certain health and welfare benefits for a period of two years after termination of employment; and (iii) if by the Company other than for cause, Mr. Marchioli is, in general, entitled to (a) a lump sum in an amount equal to two years of his then current annual base salary and annual bonus, and (b) continuation of certain benefits. In the event Mr. Marchioli's termination without cause is within one (1) year following a change of control of the Company (as defined in the Agreement), Mr. Marchioli shall be entitled to a lump sum payment equal to 299% of the sum of his then current base salary and targeted annual bonus (which bonus shall be no less than 100% of his then current base salary). In the event of termination for cause or voluntary termination, the Company shall pay Mr. Marchioli the portion of his annual base salary earned through his termination date and generally the benefits due him under the Company's benefit plans for his services rendered to the Company through his date of termination.

         The above summary is qualified in its entirety by reference to the Agreement itself, a copy of which is attached hereto as Exhibit 99.1 to this Current Report.



Item 9.01 Financial Statements and Exhibits

          (c) Exhibits

              Exhibit 99.1  --  Employment Agreement Between Denny's Corporation
                                and Nelson J. Marchioli



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                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Denny's Corporation


Date:  May 13, 2005                              /s/ Rhonda J. Parish
                                                 -----------------------------
                                                 Rhonda J. Parish
                                                 Executive Vice President,
                                                 Chief Administrative Officer,
                                                 General Counsel and Secretary